Exhibit 99.1

News Release
RAMBUS REPORTS FIRST QUARTER FINANCIAL RESULTS

Business and Financial Highlights:

•	Generated quarterly revenue of $72.9 million

•	Signed patent and technology license agreements with IBM

•	Received Best IoT Innovation Award for Lensless Smart Sensor

•	GAAP diluted net income per share of $0.08; non-GAAP diluted net income per share of $0.14
SUNNYVALE, Calif. - April 20, 2015 - Rambus Inc. (NASDAQ:RMBS), the innovative technology solutions company that brings invention to market, today reported financial results for the first quarter ended March 31, 2015.

GAAP Financial Results:

Revenue for the first quarter of 2015 was $72.9 million, up 1% on a sequential basis from the fourth quarter of 2014 primarily due to a new license agreement signed with IBM during the first quarter of 2015 and higher royalty revenue from other customers. As compared to the first quarter of 2014, revenue was down 7% primarily due to lower royalty revenue, offset by higher revenue from a new license agreement signed with IBM.

Total operating costs and expenses for the first quarter of 2015 were $55.0 million, 1% higher than the previous quarter and flat as compared to the first quarter of 2014. First quarter operating costs and expenses of $55.0 million included $3.8 million of stock-based compensation expenses and $6.3 million of amortization expenses. In comparison, total operating costs and expenses for the fourth quarter of 2014 of $54.5 million included $3.5 million of stock-based compensation expenses and $6.3 million of amortization expenses. Total operating costs and expenses for the first quarter of 2014 were $55.1 million, which included $2.9 million of stock-based compensation expenses, $6.8 million of amortization expenses and $1.4 million of retention bonuses from acquisitions. The change in total operating costs and expenses in the first quarter of 2015 as compared to the fourth quarter of 2014 was primarily due to lower gain from sale of intellectual property and higher headcount related costs partially offset by lower prototyping and consulting costs. The change in total operating costs and expenses in the first quarter of 2015 as compared to the first quarter of 2014 was primarily attributable to the higher gain from sale of intellectual property and lower retention bonus expense from acquisitions partially offset by higher headcount related costs and expenses related to software design tools.

Net income for the first quarter of 2015 was $9.5 million as compared to net income of $7.8 million in the fourth quarter of 2014 and net income of $7.8 million in the first quarter of 2014. Diluted net income per share for the first quarter of 2015 was $0.08 as compared to diluted net income per share of $0.07 in the fourth quarter of 2014 and first quarter of 2014, respectively.

Non-GAAP Financial Results (1):

Total non-GAAP operating costs and expenses in the first quarter of 2015 were $44.9 million, 1% higher than the previous quarter, and 2% higher than the first quarter of 2014.

Non-GAAP net income in the first quarter of 2015 was $17.0 million, 2% higher than the prior quarter and 13% lower than the first quarter of 2014. Non-GAAP diluted net income per share was $0.14 in the first quarter of 2015 as compared to $0.14 in the prior quarter and $0.17 in the first quarter of 2014.

Other Financial Highlights:

Cash, cash equivalents, and marketable securities as of March 31, 2015 were $317.8 million, an increase of $17.7 million from December 31, 2014.

During the first quarter of 2015, the Company recorded an income tax provision of approximately $5.4 million. As the Company continues to maintain a full valuation allowance against its U.S. deferred tax assets, the Company’s tax provision consists of primarily foreign withholding taxes.

Second Quarter 2015 Outlook:

For the second quarter of 2015, the Company expects revenue to be between $70 million and $74 million. Revenue is not without risk and includes expectations that the Company will sign new customers for patent as well as solutions licensing.

Conference Call:

The Company will host a conference call at 2:00 p.m. PT today to discuss its financial results. The call, audio and slides will be available online at investor.rambus.com. A replay will be available following the call as a webcast on the Rambus Investor Relations website and for one week at the following numbers: (855) 859-2056 (domestic) or (404) 537-3406 (international) with ID#23044511.

(1)	Non-GAAP Financial Information:

In the commentary set forth above and in the financial statements included in this earnings release, the Company presents the following non-GAAP financial measures: operating costs and expenses, operating income (loss) and net income (loss). In computing each of these non-GAAP financial measures, the following items were considered as discussed below: stock-based compensation expenses, acquisition-related transaction costs and retention bonus expense, amortization expenses, restructuring charges, non-cash interest expense and certain other one-time adjustments. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes the non-GAAP financial measures are appropriate for both its own assessment of, and to show investors, how the Company’s performance compares to other periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Reconciliation from GAAP to non-GAAP results is included in the financial statements contained in this release.
The Company’s non-GAAP financial measures reflect adjustments based on the following items:
Stock-based compensation expense. These expenses primarily relate to employee stock options, employee stock purchase plans, and employee non-vested equity stock and non-vested stock units. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because such expenses are non-cash expenses that the Company does not believe are reflective of ongoing operating results. Additionally, given the fact that other companies may grant different amounts and types of equity awards and may use different option valuation assumptions, excluding stock-based compensation expense permits more accurate comparisons of the Company’s results with peer companies.
Acquisition-related transaction costs and retention bonus expense. These expenses include all direct costs of certain acquisitions and the current periods’ portion of any retention bonus expense associated with the acquisitions. The Company excludes these expenses in order to provide better comparability between periods.

Restructuring charges. These charges may consist of severance, contractual retention payments, exit costs and other charges and are excluded because such charges are not directly related to ongoing business results and do not reflect expected future operating expenses.
Amortization expense. The Company incurs expenses for the amortization of intangible assets acquired in acquisitions. The Company excludes these items because these expenses are not reflective of ongoing operating results in the period incurred. These amounts arise from the Company’s prior acquisitions and have no direct correlation to the operation of the Company’s core business.
Non-cash interest expense on convertible notes. The Company incurs non-cash interest expense related to its convertible notes. The Company excludes non-cash interest expense related to its convertible notes to provide more accurate comparisons of the Company’s results with other peer companies and to more accurately reflect the Company’s ongoing operations.
Income tax adjustments. For purposes of internal forecasting, planning and analyzing future periods that assume net income from operations, the Company estimates a fixed, long-term projected tax rate of approximately 36 percent, which consists of estimated U.S. federal and state tax rates, and excludes tax rates associated with certain items such as withholding tax, tax credits and deferred tax asset valuation allowance. Accordingly, the Company has applied the 36 percent tax rate to its non-

GAAP financial results for all periods to assist the Company’s planning for future periods. The Company has provided below a reconciliation of its GAAP provision for income taxes and GAAP effective tax rate to the assumed non-GAAP provision for income taxes and non-GAAP effective tax rate.
On occasion in the future, there may be other items, such as impairments and significant gains or losses from contingencies that the Company may exclude in deriving its non-GAAP financial measures if it believes that doing so is consistent with the goal of providing useful information to investors and management.

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 including relating to Rambus’ expectations regarding revenue for the second quarter of 2015 and estimated, fixed, long-term projected tax rates. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs and certain assumptions made by Rambus’ management. Actual results may differ materially. Rambus’ business generally is subject to a number of risks which are described more fully in Rambus’ periodic reports filed with the Securities and Exchange Commission. Rambus undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

About Rambus Inc.

Rambus brings invention to market. Our customizable IP cores, architecture licenses, tools, services, and training improve the competitive advantage of our customers’ products while accelerating their time-to-market. Rambus products and innovations capture, secure and move data. For more information, visit www.rambus.com.
RMBSFN
Contacts:
Linda Ashmore
Corporate Communications
Rambus Inc.
(408) 462-8411
lashmore@rambus.com
Nicole Noutsios
Investor Relations
Rambus Inc.
(408) 462-8050
nnoutsios@rambus.com

Rambus Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2015	December 31, 2014
ASSETS

Current assets:
Cash and cash equivalents	$171,567	$154,126
Marketable securities	146,194	145,983
Accounts receivable	6,541	6,001
Prepaids and other current assets	10,141	8,541
Deferred taxes	1,123	187
Total current assets	335,566	314,838
Intangible assets, net	83,049	89,371
Goodwill	116,899	116,899
Property, plant and equipment, net	61,577	64,023
Deferred taxes, long-term	447	536
Other assets	2,333	2,612
Total assets	$599,871	$588,279

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,697	$6,962
Accrued salaries and benefits	10,477	14,840
Other accrued liabilities	11,855	12,856
Total current liabilities	28,029	34,658
Long-term liabilities:
Convertible notes, long-term	116,508	115,089
Long-term imputed financing obligation	38,974	39,063
Other long-term liabilities	10,418	7,847
Total long-term liabilities	165,900	161,999
Total stockholders’ equity	405,942	391,622
Total liabilities and stockholders’ equity	$599,871	$588,279

Rambus Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2015	2014

Revenue:
Royalties	$66,963	$73,637
Contract and other revenue	5,951	4,651
Total revenue	72,914	78,288
Operating costs and expenses:
Cost of revenue (1)	10,756	10,022
Research and development (1)	28,534	26,898
Sales, general and administrative (1)	18,502	18,820
Gain from sale of intellectual property	(2,260)	(170)
Gain from settlement	(510)	(510)
Restructuring charges	—	39
Total operating costs and expenses	55,022	55,099
Operating income	17,892	23,189
Interest income and other income (expense), net	132	13
Interest expense	(3,083)	(9,926)
Interest and other income (expense), net	(2,951)	(9,913)
Income before income taxes	14,941	13,276
Provision for income taxes	5,439	5,472
Net income	$9,502	$7,804
Net income per share:
Basic	$0.08	$0.07
Diluted	$0.08	$0.07
Weighted average shares used in per share calculation
Basic	115,336	113,590
Diluted	117,442	116,629

_________
(1) Total stock-based compensation expense for the three months ended March 31, 2015 and 2014 are presented as follows:

	Three Months Ended March 31,
	2015	2014
Cost of revenue	$12	$7
Research and development	$1,767	$1,311
Sales, general and administrative	$1,987	$1,581

Rambus Inc.
Supplemental Reconciliation of GAAP to Non-GAAP Results
(In thousands)
(Unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014

Operating costs and expenses	$55,022	$54,455	$55,099
Adjustments:
Stock-based compensation expense	(3,766)	(3,535)	(2,899)
Acquisition-related transaction costs and retention bonus expense	(2)	(6)	(1,435)
Amortization expense	(6,323)	(6,323)	(6,797)
Restructuring charges	—	—	(39)
Non-GAAP operating costs and expenses	$44,931	$44,591	$43,929

Operating income	$17,892	$17,585	$23,189
Adjustments:
Stock-based compensation expense	3,766	3,535	2,899
Acquisition-related transaction costs and retention bonus expense	2	6	1,435
Amortization expense	6,323	6,323	6,797
Restructuring charges	—	—	39
Non-GAAP operating income	$27,983	$27,449	$34,359

Income before income taxes	$14,941	$14,676	$13,276
Adjustments:
Stock-based compensation expense	3,766	3,535	2,899
Acquisition-related transaction costs and retention bonus expense	2	6	1,435
Amortization expense	6,323	6,323	6,797
Restructuring charges	—	—	39
Non-cash interest expense on convertible notes	1,559	1,536	6,242
Non-GAAP income before income taxes	$26,591	$26,076	$30,688
GAAP provision for income taxes	5,439	6,835	5,472
Adjustment to GAAP provision for income taxes	4,134	2,552	5,576
Non-GAAP provision for income taxes	9,573	9,387	11,048
Non-GAAP net income	$17,018	$16,689	$19,640

Non-GAAP basic net income per share	$0.15	$0.15	$0.17
Non-GAAP diluted net income per share	$0.14	$0.14	$0.17
Weighted average shares used in non-GAAP per share calculation:
Basic	115,336	115,024	113,590
Diluted	117,442	117,620	116,629

Supplemental Reconciliation of GAAP to Non-GAAP Effective Tax Rate (1)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014

GAAP effective tax rate	36%	47%	41%
Adjustment to GAAP effective tax rate	—%	(11)%	(5)%
Non-GAAP effective tax rate	36%	36%	36%

(1)
For purposes of internal forecasting, planning and analyzing future periods that assume net income from operations, the Company estimates a fixed, long-term projected tax rate of approximately 36 percent, which consists of estimated U.S. federal and state tax rates, and excludes tax rates associated with certain items such as withholding tax, tax credits and deferred tax asset valuation allowance. Accordingly, the Company has applied the 36 percent tax rate to its non-GAAP financial results for all periods to assist the Company’s planning for future periods.